EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-22745 on Form S-8, Registration Statement No. 333-42930 on Form S-8, Registration Statement No. 333-117512 on Form S-8, Registration Statement No. 333-201308 on Form S-8, Registration Statement No. 333-23547 on Form S-4, and Registration Statement No. 333-202618 on Form S-3 of our reports dated February 16, 2017, relating to the consolidated financial statements of Diamond Offshore Drilling, Inc. and subsidiaries (“the Company”) and the effectiveness of the Company’s internal control over financial reporting, (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of a material weakness), appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2016.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas

February 16, 2017